SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

POWELL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	88-0106100 (I.R.S. Employer Identification Number)

8550 Mosley Drive, Houston, Texas 77075-1180
(Address of principal executive offices) (zip code)

1992 Powell Industries, Inc. Stock Option Plan
2000 Non-Employee Director Stock Option Plan

Copies of All Communications to:

Don R. Madison Chief Financial Officer 8550 Mosley Drive Houston, Texas 77075-1180 (713) 944-6900 (Name and address and telephone number, including area code, of agent for service)	Mark W. Eisenbraun, Esq. Winstead Sechrest & Minick P.C. 910 Travis Street, Suite 2400 Houston, Texas 77002 (713) 650-2727

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-63740) (the “Registration Statement”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Powell Industries, Inc., a Delaware corporation (“Powell Delaware” or the “Registrant”), which is the successor to Powell Industries, Inc., a Nevada corporation (“Powell Nevada”), following a statutory merger effective on October 31, 2004 (the “Merger”) effected for the purpose of changing Powell Nevada’s state of incorporation to Delaware. Prior to the Merger, Powell Delaware had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, Powell Delaware succeeded by operation of law to all of the assets and liabilities of Powell Nevada. The Merger was approved by the shareholders of Powell Nevada at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

        Pursuant to Rule 414(d) promulgated under the Securities Act, the Registrant hereby adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act. Moreover, the Registrant hereby amends and restates the following Items of the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents (as filed with the Securities and Exchange Commission (the “Commission”) by the Registrant) are incorporated by reference in this Registration Statement:

        (a)     The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003.

        (b)     All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since October 31, 2003.

        (c)     The description of the Common Stock contained in the Registration Statement of the Registrant filed with the Commission on November 1, 2004.

        (d)     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.   Indemnification of Directors and Officers.

        The General Corporation Law of Delaware, under which we are incorporated, authorizes the indemnification of directors and officers under the circumstances described below. To the extent one of our present or former directors or officers is successful on the merits or otherwise in defense of any action, suit or proceeding described below, the General Corporation Law of Delaware requires that such person be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding. Article 5 of our bylaws provides for, and sets forth the procedures for obtaining, such indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933. In addition, we maintain insurance which insures our directors and officers against certain liabilities.

        The General Corporation Law of Delaware gives us the power to indemnify each of our officers and directors against expenses, including attorneys’ fees, and judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding by reason of such person being or having been one of our directors, officers, employees or agents, or of any other corporation, partnership, joint venture, trust or other enterprise at our request. To be entitled to such indemnification, such person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest and, if a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The General Corporation Law of Delaware also gives us the power to indemnify each of our officers and directors against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of us to procure a judgment in our favor by reason of such person being or having been one of our directors, officers, employees or agents, or of any other corporation, partnership, joint venture, trust or other enterprise at our request, except that we may not indemnify such person with respect to any claim, issue or matter as to which such person was adjudged to be liable to us in the absence of a determination by the court that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. To be entitled to such indemnification, such person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest.

Item 8.   Exhibits.

Exhibit Number	Description
4.1 4.2 4.3 4.4 23.1	Section Four of the Certificate of Incorporation of the Registrant
filed with the Delaware Secretary of State on February 11, 2004
(filed as Exhibit 3.1 to the Registrant's Form 8-A/A filed November
1, 2004 and incorporated herein by reference).

1992 Powell Industries, Inc. Stock Option Plan, including form of stock option agreement (filed with the Preliminary Proxy Statement of the Registrant dated January 24, 1992 and incorporated herein by reference).

Powell Industries, Inc. 2000 Non-Employee Director Stock Option
Plan (filed as Exhibit 10.12 to the Registrant's Form 10-K, as amended, for the year ended October 31, 2000 and incorporated herein by reference).

Specimen Certificate for the Company's common stock, $0.01 par value (filed as Exhibit 4.1 to the Registrant's Form 8-A/A filed
November 1, 2004 and incorporated herein by reference).

Consent of Deloitte & Touche LLP.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 31st day of October, 2004.

POWELL INDUSTRIES, INC.

By:   /s/  THOMAS W. POWELL
      Thomas W. Powell
      President and Chief Executive Officer
      (Principal Executive and Financial Officer)

By:   /s/  DON R. MADISON
      Don R. Madison
      Chief Financial Officer
(Principal Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on October 31, 2004.

                  SIGNATURE

   /s/  THOMAS W. POWELL
          Thomas W. Powell

   /s/  JOSEPH L. BECHERER
          Joseph L. Becherer

   /s/  EUGENE L. BUTLER
          Eugene L. Butler

   /s/  STEPHEN W. SEALE, JR.
          Stephen W. Seale, Jr.

   /s/  ROBERT C. TRANCHON
          Robert C. Tranchon

   /s/  RONALD J. WOLNY
          Ronald J. Wolny

   /s/  JAMES F. CLARK
James F. Clark	TITLE Chairman of the Board Director Director Director Director Director Director	DATE October 31, 2004 October 31, 2004 October 31, 2004 October 31, 2004 October 31, 2004 October 31, 2004 October 31, 2004